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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT, dated June 12, 2000 (this "Agreement"), by and among PETSTORE.COM, INC., a Delaware corporation (the "Seller"), PETS.COM, INC., a Delaware corporation ("Parent"), and P-SUB CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser").

                              W I T N E S S E T H:

        WHEREAS, at the Closing (as defined below), the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, certain assets, properties and businesses of the Seller upon the terms and subject to the conditions set forth herein; and

        WHEREAS, concurrently herewith, the stockholders of Seller listed on Exhibit A attached hereto have granted irrevocable proxies appointing the members of the board of directors of the Seller to vote their shares to approve the terms of this Agreement and the transactions contemplated thereby.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                    PURCHASE AND SALE OF ASSETS; THE CLOSING

        1.1 Purchase of Assets. On the Closing Date (as defined below), upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell, convey, assign, transfer and deliver to the Purchaser, free and clear of all Liens (as defined below) except as set forth in Schedule 1.1, and the Purchaser hereby agrees to purchase and accept from the Seller, all of the Seller's right, title and interest, including all intellectual property rights, in and to the following assets, properties and rights of the Seller (except as expressly excluded below) (collectively, the "Assets"):

               (a) the contracts, agreements, licenses and other legally binding commitments, agreements and understandings listed on Schedule 1.1(a) hereto (the "Operating Agreements");

               (b) the contracts, agreements, licenses and other legally binding commitments, agreements and understandings (the "Content Agreements") and the properties, all as listed on Schedule 1.1(b) hereto (together with the Content Agreements, the "Content Assets");

               (c) all patents, copyrights, trademarks, trade names (including, "PetStore.com"), trade styles, business names, service marks, Internet domain names (including,

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"www.PetStore.com"), designs, logos, slogans, and general intangibles of like nature, and toll-free telephone numbers, together with all goodwill, rights and licenses thereto and applications and registrations therefor (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); Software ((as defined below), except any Software required to be sold by the Seller as part of the wind down of its business in accordance with the Operating Plan (as defined below)); "mask works" (as defined under 17 U.S.C. Section 901) and any registrations and applications for "mask works"; technology (except any technology required to be sold by the Seller as part of the wind down of its business in accordance with the Operating
Plan), trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models (including, without limitation, business models), and methodologies (collectively, "Trade Secrets"); rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real person; in each case used in or necessary for the conduct of the Seller's business as conducted or contemplated to be conducted or as has ever been conducted at any time (all of the foregoing in this Section 1.1(c) collectively referred to as "Intellectual Property"), including, but not limited to, all Intellectual Property listed on Schedule 1.1(c) hereto;

               (d) all customer lists (the "Customer Lists"), which include the Flying Fish Customer List (as defined below), including, but not limited to, those set forth on Schedule 1.1(d)(i); the subscriber list for Petstories, the Seller's Newsletter (the "Newsletter List") including, but not limited to, those set forth on Schedule 1.1(d)(ii); the members list for the Seller's Affiliate Program (the "Affiliate List") including, but not limited to, those set forth on
Schedule 1.1(d)(iii); all supplier lists, mailings lists and all lists of content providers, pet experts, veterinarians and other contributors to the Seller's business (collectively, the "Other Lists") including, but not limited to, those set forth on Schedule 1.1(d)(iv); and all email addresses, mailing addresses, telephone and facsimile numbers for the Persons listed on the foregoing Schedules to the extent available, together with all records, confidential and other proprietary information related to each of the foregoing (the Customer Lists, Newsletter List, Affiliate List and Other Lists, collectively, the "Address Lists"). All Address Lists shall be delivered by the Seller at Closing. For the purposes of this Agreement, "Flying Fish Customer List" means all unique e-mail addresses relating to the Flying Fish Business and "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or organization, including any government or political subdivision or any agency or instrumentality thereof;

               (e) all of the business, assets and/or properties utilized exclusively or primarily by the Seller in conducting certain business under the fictitious business names and/or tradenames of "Flying Fish Express" and/or "Marine Resource" (the "Flying Fish Business"), and listed on Schedule 1.1(e) hereto (the "Flying Fish Assets").

        For the purposes of this Agreement, "Software" means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations,



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including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

        Notwithstanding anything in this Agreement to the contrary, but subject to Sections 5.3, 5.5 and 6.2(c) hereof, no contract, agreement, license or lease of the Seller that is part of the Assets and that is not capable of being delegated, assigned or transferred to the Purchaser without the consent or waiver of another party to such contract, agreement, license or lease, or under which any delegation, assignment or purported assignment to the Purchaser would constitute a breach or default, shall be delegated, assigned or transferred to the Purchaser without having first obtained such requisite consents or waivers and, to the extent such consents and approvals are not obtained and in full force and effect as of the Closing Date, the Seller shall cooperate with the Purchaser (i) to establish lawful arrangements which result in the benefits and obligations under such contracts, agreements, licenses and leases being apportioned in a manner that is consistent with the purpose and intention of this Agreement and (ii) if so requested by the Purchaser and at the Seller's reasonable expense, to obtain any such consents and waivers, and enforce the Seller's rights under such contracts, agreements, licenses and leases on behalf and for the benefit of, and as directed by, the Purchaser; provided, however, that if the Closing occurs, nothing in this paragraph shall prevent the Seller from dissolving following the Closing.

        1.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Seller is not selling to the Purchaser and the Purchaser shall not acquire any interest in, and the term "Assets" shall not include, any of the following assets of the Seller (the "Excluded Assets"): (i) all cash on hand; (ii) all account receivables; (iii) all prepaid taxes; (iv) rights to any federal, state, local or foreign tax refunds except to the extent such refund is allocable to the Purchaser under Section 8.3; (v) all rights of the Seller pursuant to this Agreement; and (vi) any and all assets of the Seller not specifically contemplated in Section 1.1.

        1.3 Purchase Price. On the Closing Date, upon the terms and subject to the conditions set forth in this Agreement, including Section 1.7 of this Agreement, Parent shall pay to the Seller, and to the extent applicable its designee, an aggregate purchase price for the Assets (the "Purchase Price") consisting of 5,243,752 shares of Common Stock, $0.00125 par value, of Parent (the "Securities"). One hundred percent (100%) of the Securities shall be issued to the Seller at the Closing (as defined below), of which ten percent (10%) of the Securities shall be held in Escrow (as defined below) according to the terms of the Escrow Agreement (as defined below).

        1.4 The Closing. Subject to the satisfaction or waiver of all the conditions to closing set forth in Article VI hereof, the closing of the purchase and sale of the Assets hereunder (the "Closing") shall take place at the offices of Venture Law Group, counsel to the Purchaser at 10:00 a.m., California time, on the third Business Day (as defined below) following the date on which the conditions set forth in Article VI hereof have been satisfied or at such other time and place as may be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date". As used in this Agreement, the term "Business Day" means any day except a Saturday, Sunday or a day on which banking institutions



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in the State of California are obligated or permitted by law, regulation or governmental order to close.

        1.5 Exclusion of Liabilities. Except as provided in Section 1.6, the Purchaser shall not assume and shall not be liable for, and the Seller shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of the Seller and whether known or unknown, accrued or not accrued, fixed or contingent, oral or in writing (collectively, the "Excluded Liabilities"), including without limitation, the liabilities set forth on
Schedule 1.5, provided, however, this Section shall not limit the Purchaser's right of indemnity under Section 7.1.

        1.6 Assumption of Specified Liabilities and Warrants of the Purchaser.
(a) On the Closing Date, the Purchaser shall assume and agree to pay, perform and discharge, promptly when payment or performance is due or required, all liabilities and obligations of the Purchaser under or with respect to the Assets, including, without limitations, the Assigned Contracts (as defined below), to the extent that such liabilities or obligations arise or accrue subsequent to the Closing Date, which, in the case of Taxes are allocated to Purchaser as provided in Section 8.3(c) (the "Assumed Liabilities").

               (b) On the Closing Date, each outstanding warrant to purchase capital stock of the Seller set forth on Schedule 1.6(b)(the "Assumed Warrants") will be assumed by Parent, and will continue to have, and be subject to, the same terms and conditions governing such warrants immediately prior to the Closing Date; provided however that (i) such Assumed Warrants will be exercisable for that number of whole shares of Parent Common Stock equal to the product of (i) the number of shares of the Seller that the holder would have been entitled to receive under the Assumed Warrant prior to assumption and (ii) the exchange ratio of 0.098 (the "Exchange Ratio"). The per share exercise price for the shares of Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the aggregate exercise price under the Assumed Warrants by the Exchange Ratio. Parent's obligation to assume the Assumed Warrants under this Section 1.6(b) is subject to each warrant holder entering into an amendment to warrant agreement with Parent prior to the closing on terms satisfactory to Parent setting forth the number of whole shares of Parent Common Stock exercisable under each Assumed Warrant and the exercise price of the Assumed Warrant. Notwithstanding the foregoing, in no event shall the aggregate number of shares of Parent Common Stock issuable upon exercise of the Assumed Warrants exceed 285,066.

        1.7 Escrow Fund. At the Closing, in order to satisfy any obligations of the Seller arising under Article VII hereof, the Purchaser shall, on behalf of the Seller, deposit in escrow certificates representing [*] of the [*] (the "Escrow Fund") with U.S. Stock Transfer Corporation or such other agent as shall be mutually agreeable among the parties hereto (the "Escrow Agent") pursuant to the Escrow Agreement to be entered into by and among Parent, the Purchaser, the Seller and the Escrow Agent substantially in the form attached hereto as Exhibit B (the "Escrow Agreement"). The Escrow Agreement shall provide for distributions of the Escrow


* CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



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Fund first, to pay fees and expenses of the Escrow Fund; second, if and to the extent that Indemnified Parties (as such term is defined in Section 7.2(c) hereof) are entitled (either on the basis of (i) an agreement among the parties hereto (in which case the Seller shall deliver joint written instructions to the Escrow Agent to deliver the amount agreed to be owed in respect of such claims in the manner specified in such instructions) or (ii) a Final Decree (as defined in the Escrow Agreement)) to indemnification pursuant to Article VII hereof; and third, with respect to any remaining amounts, to the Seller. Indemnified Parties shall be entitled to make claims against the Escrow Fund. Any payment made from the Escrow Fund, except to Seller, shall be treated as an adjustment to the Purchase Price.

        1.8 Income Tax Treatment. It is intended by the parties hereto that the transactions contemplated by this Agreement shall constitute a fully taxable asset sale and the parties shall report such transactions consistently with that position on their respective Tax Returns.

        1.9 Purchaser's Rights to Address Lists. The Seller agrees that:

               (a) the Seller shall comply with the terms of the transition plan attached hereto as Exhibit C (the "Transition Plan");

               (b) on the date of this Agreement, the Seller shall send an email to all Persons on the Address Lists containing the information set forth in the Transition Plan;

               (c) from the date of this Agreement until the Closing Date, the Seller, or if requested by Purchaser, a third party reasonably agreeable to Seller and Purchaser, shall send such other emails to the Persons on the Address Lists as requested by the Purchaser and containing such information as required by the Purchaser and consistent with the Purchaser's ordinary course of business; such emails shall be stated to be from the Purchaser and shall permit recipients to reply directly to the Purchaser. Purchaser shall pay all expenses of any third party incurred in connection with sending such emails;

               (d) the Seller shall not contact or solicit any Persons on the Address Lists as of and subsequent to the date of this Agreement unless this Agreement is terminated pursuant to Section 8.1 or as otherwise agreed to in writing by the Purchaser; provided however, the Seller may contact persons on the Address Lists (except Persons listed on the Customer Lists, Affiliate List, Newsletter List or any registered user) in respect of the wind down of its business in accordance with the Operating Plan; and

               (e) the Seller will allow an independent auditor, mutually agreed upon between the parties, to review the email files to verify that all emails have been sent to all Persons on the Address Lists and that such emails contain the information requested by the Purchaser.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER



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        The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

        2.1 Organization of the Seller; Subsidiaries. (a) The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) was originally organized under the laws of the State of Delaware on January 28, 1999 (as TruePet.com, Inc.) and commenced operations on October 1998; (iii) has all requisite power and authority to own, lease and operate its assets and properties and to conduct its business as conducted or contemplated to be conducted; (iv) does not conduct, and has not conducted, business in any jurisdiction outside of the United States of America; and (v) is duly qualified and authorized to transact business as a foreign corporation in each jurisdiction listed with respect thereto on Schedule 2.1, which listed jurisdictions are the only jurisdictions where the nature of its businesses or operations, or its ownership or leasing of property, requires such qualification or authorization (other than such jurisdictions where the failure to be so qualified or authorized would not result, individually or in the aggregate, in a Material Adverse Effect (as defined below) on the Seller). The Seller has heretofore delivered to the Purchaser correct and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents, as currently in effect.

               (b) The Seller does not own any equity or voting interest in or have control of any other entity, nor is it party to any agreement or arrangement (other than this Agreement) contemplating or providing for the foregoing.

        2.2 Seller's Capital Structure.

               (a) The authorized capital stock of the Seller consists of: (i) 40,000,000 shares of common stock, par value $.0001 per share (the "Common Stock") and (ii) 22,550,828 shares of preferred stock, par value $.0001 per share (the "Preferred Stock").

               (b) As of the date hereof, (i) 2,990,868 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Common Stock are held in the treasury of the Seller; (iii) 5,636,915 shares of Series A Preferred Stock, 13,305,303 shares of Series B Preferred Stock, and 1,591,895 shares of Series C Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable; (iv) a sufficient number of shares of Common Stock are reserved for issuance upon conversion of outstanding Preferred Stock; (v) 326,667 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants;
(vi) 980,383 shares of Series A Preferred Stock, 36,179 shares of Series B Preferred Stock, and 325,614 shares of Series C Preferred Stock are reserved for issuance upon exercise of outstanding warrants; and (vii) 5,276,530 shares of Common Stock are reserved for issuance or remain available for issuance as restricted stock or upon exercise of options granted under the Company's 1999 Stock Plan as in effect as of the date hereof and attached hereto as Exhibit D (the "1999 Stock Plan"); and the Company's 2000 Stock Option Plan as in effect as of the date hereof and attached hereto as Exhibit E (the "2000 Stock Plan") (which constitute the only plans, arrangements or agreements



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pursuant to which employees, former employees or consultants (including non-employee directors) of the Seller have received options, rights, restricted stock or similar equity interests).

               (c) As of the date of this Agreement, Schedule 2.2(c) sets forth a complete and accurate list of each of the record and beneficial holders of (i) each class or series of the Seller's capital stock and the number of shares of the Seller's capital stock held by each holder as of the date hereof and the number of shares or other securities into which such capital stock is convertible and (ii) options, rights and warrants and the exercise price, date of grant, and number of shares and class of capital stock of the Seller into which such options, rights and warrants are exercisable by each such holder as of the date hereof and the vesting schedules of each such option, right or warrant, including any acceleration of vesting. Except as set forth on Schedule 2.2(c), no shares of capital stock of the Seller and no securities convertible into or exercisable for shares of capital stock of the Seller are convertible into or exercisable for any other class or series of capital stock of the Seller other than Common Stock. Immediately prior to the Closing, the Seller shall provide the Purchaser with a revised capitalization table substantially in the form of Schedule 2.2(c) and setting forth any changes made in the capitalization of the Seller after the date hereof and prior to Closing, including an update of each of the representations made in Section 2.2(a) through 2.2(d) to the date of Closing.

               (d) Except as set forth in this Section 2.2, as of the date of this Agreement, there are no equity securities of any class of the Seller, or any securities exchangeable into or exercisable for such equity securities, issued and outstanding or reserved for issuance, and the Seller has not authorized the issuance of any such securities. Except as set forth in this
Section 2.2, as of the date of this Agreement, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Seller is a party or by which it is bound obligating the Seller to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Seller or obligating the Seller to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement.

               (e) All outstanding warrants to purchase capital stock of the Seller, other than Assumed Warrants, terminate upon Closing without any further action by, or any further liability of, the Seller or any other party.

        2.3 Authorization, Validity and Enforceability. The Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under each Transaction Document (as defined below) to which it is a party. As of the Closing Date, the execution, delivery and performance by the Seller of the Transaction Documents to which it is a party and the consummation by the Seller of the transactions contemplated thereby shall have been duly authorized by all necessary corporate action on the part of the Seller and its stockholders, and no other corporate proceedings on the part of the Seller or its stockholders will be necessary to authorize the Transaction Documents to which it is a party or the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Seller and constitutes, and each other Transaction Document to which it is a party will upon due execution and delivery thereof constitute, the legal, valid and binding obligation of the Seller, enforceable



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against the Seller in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor's rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity). "Transaction Documents" means (i) this Agreement, (ii) the Escrow Agreement and (iii) all other documents required to be executed and delivered by the Seller hereunder or thereunder.

        2.4 No Violation or Breach by the Seller. (a) Except as set forth on
Schedule 2.4, the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, as of the date of this Agreement, and the consummation of the transactions contemplated hereby and thereby, as of the Closing Date, do not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation of the Seller under, or result in any loss of any benefit to which the Seller is entitled, or result in the creation or imposition of any Lien (as defined below) upon any assets or properties of the Seller, under the terms of (a) the certificate of incorporation, bylaws or other charter or organizational document of the Seller, (b) any contract, agreement, lease, license, mortgage, note, bond, debenture, indenture or other instrument or obligation to which the Seller is a party or by or to which it or its assets or properties may be bound or subject, (c) any order, writ, judgment, injunction, award, decree, law, statute, rule or regulation applicable to the Seller or (d) any license, permit, order, consent, approval, registration, authorization or qualification with or under any foreign, federal, state or local law or governmental or regulatory body (any of the foregoing, a "Permit") of the Seller; and

               (b) all of the Assets as used in the Seller's business conform to all applicable laws and no notice of any violation of any law relating to any of the Assets has been received by the Seller.

        2.5 Consents and Approvals. Except as set forth on Schedule 2.5, no consent, approval, authorization, license or order of, registration or filing with, or notice to, any federal, state, local, foreign or other court, administrative agency or commission, other governmental authority or regulatory body (each, a "Governmental Authority") or any other Person (such consents, approvals, authorizations, licenses, orders, registrations, filings or notices referred to collectively herein as "Consents") as of the Closing Date is necessary to be obtained, made or given by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which the Seller is a party or the consummation by the Seller of the transactions contemplated hereby or thereby.

        2.6 Title to Assets. (a) The Seller has good, valid and marketable title or license to, or in the case of leased assets, valid and subsisting leasehold interests in, each and all of the Assets and, by the execution and delivery at the Closing of the instruments of transfer provided for herein, the Purchaser will be vested with good, valid and marketable title to, or will lease under valid and subsisting leases, each and all of the Assets, free and clear of all liens



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(except liens for Taxes not yet due and payable), mortgages, pledges, imperfections of title, security interests, restrictions, prior assignments, easements, leases, licenses or sublicenses, options, rights of first refusal or first offer, and encumbrances (collectively, "Liens"), except as set forth in Schedules 2.6 and 2.15(c).

               (b) None of the Assets that constitute tangible personal property is held under any lease, security agreement, conditional sales contract, Lien or other title retention or security arrangement.

               (c) All of the Assets are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the purposes for which they are currently used.

        2.7 Absence of Changes; Financial Statements; Absence of Undisclosed Liabilities. (a) Except as contemplated hereby and in the operating plan previously delivered by the Seller to the Purchaser and attached hereto as Exhibit F (the "Operating Plan"), since the Balance Sheet Date (as defined below), (i) there has not been any change, event or development which has had or is reasonably likely to have a Material Adverse Effect on the Assets or a material adverse effect on the ability of the Seller to perform its obligations, or consummate the transactions contemplated, hereunder and (ii) the business of the Seller has been conducted only in the ordinary and usual course consistent with past practice. For purposes of this Agreement, "Material Adverse Effect" means, any change, event or development or effect that, either individually or in the aggregate, materially and adversely affects, or is reasonably likely to materially and adversely affect, the value or usefulness of the Assets, other than continuing losses and the payment of expenses and operation of the Seller's business in accordance with the Operating Plan. Since the date hereof, except as contemplated by the Operating Plan there has been no material adverse change in the business, operations, financial condition or prospects of the Seller or any event, condition or contingency that could reasonably be expected to have a Material Adverse Effect

               (b) Schedule 2.7(b) contains true and complete copies of (i) the audited balance sheet (the "Balance Sheet"), statement of stockholders' equity and statement of cash flows of the Seller as of and for the year ended December 31, 1999 (the "Balance Sheet Date"), and (ii) the unaudited balance sheet, statement of stockholders' equity and statement of cash flows of the Seller for the three month period ended March 31, 2000 (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in such Financial Statements or in the notes thereto) and (ii) fairly present the financial position of the Seller as of the date set forth therein and the results of its operations for the period then ended (subject to normal year-end adjustments which in the aggregate are not material). The Operating Plan reflects the material obligations and liabilities of the Seller since March 31, 2000.

               (c) Except as set forth on Schedule 2.7(c), the Seller has no obligations, indebtedness or liabilities of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise, and whether due or to become due) that are not



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shown on the Balance Sheet or the notes thereto, other than those incurred since the Balance Sheet Date in the ordinary course of the Seller's business consistent with past custom and practice which are reflected in the Financial Statements or as identified by the Operating Plan.

        2.8 Legal Proceedings. Except as set forth on Schedule 2.8 and except in relation to trade creditors to whom the Seller owes no more than $50,000 individually (but not exceeding among such excluded creditors $250,000 in the aggregate), there is no pending or, to the knowledge of the Seller, threatened, action, suit, claim, proceeding or investigation before any Governmental Authority against or involving the Seller or the Assets or this Agreement. The Seller is not bound by or subject to any order, judgment, injunction, award or decree of any Governmental Authority or arbitration tribunal.

        2.9 Brokers. Except for Alterity Partners (payment of which shall be an obligation of Discovery.com, Inc.), no broker, finder or investment banker has been retained or authorized to act on behalf of the Seller or any Affiliate of the Seller who is or might be entitled to any brokerage, finder's or other fee, commission or compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document.

        2.10 Compliance with Laws; Permits. (a) Except as set forth on Schedule 2.10(a), the business conducted by the Seller (including the Flying Fish Business) is being and has been conducted in material compliance with all applicable laws, ordinances and regulations of any Governmental Authority. All material Consents necessary to operate the Assets in the ordinary and usual course consistent with past practice have been obtained and are in full force and effect and are being complied with in all material respects. To the knowledge of the Seller, no Governmental Authority has threatened to modify, cancel or terminate any of such Consents.

               (b) The Seller has all material Permits necessary for the operation of the businesses of the Seller as conducted or contemplated to be conducted. All of such material Permits are valid and in full force and effect and there are no proceedings pending, or to the knowledge of the Seller, threatened, which may result in the revocation, cancellation, suspension or adverse modification of any such Permit.

        2.11 Taxes. (a) Except as set forth on Schedule 2.11(a):

                      (i) all Tax Returns (as defined below) (including Tax Returns relating to estimated Tax or information returns and reports) required to be filed with any Taxing Authority (as defined below) prior to the Closing Date with respect to any Pre-Closing Tax Period (as defined below) by, on behalf of, or in respect of the Seller (collectively, the "Returns") have been or will be properly prepared and timely filed when due by the Seller;

                      (ii) all Taxes due and payable with respect to such Returns that have been filed or were required to be filed and all payments of estimated Taxes required to be made prior to the date hereof by or on behalf of the Seller under Section 6655 of the Code or comparable provisions of state, local or foreign law have been, and as to any such Returns or payments of estimated Taxes not filed or made as of the date hereof but required to be filed for any Pre-Closing Tax Period prior to the Closing Date will be, timely and fully paid by the Seller, other than any amounts for which adequate reserves have been established on the Balance Sheet, and no other Taxes are payable by the Seller with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Seller has withheld and paid over all Taxes required to have been withheld and paid over prior to the date hereof , and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party;

                      (iii) there is no claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of the Seller, threatened against or with respect to the Seller in respect of any Tax (as defined below);

                      (iv) there are no Liens as a result of any unpaid Taxes upon any of the Assets;

                      (v) the Seller is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code;

                      (vi) the Seller has delivered or made available as of the date of this Agreement, and has delivered as of the Closing, copies of all Tax Returns which it has filed since 1996 and no claim has been made in writing addressed to the Seller by a Taxing Authority in a jurisdiction where the Seller does not file Tax Returns asserting that the Seller is or may be subject to taxation in that jurisdiction.

               (b) The following terms, as used in this Agreement, shall have the following meanings:

                      "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

                      "Pre-Closing Tax Period" means any Tax period ending on or before the close of business on the Closing Date (and includes the period during which the transactions contemplated by this Agreement are consummated) or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

                      "Tax" or "Taxes" means any tax, charge, fees, levy, duty, and other similar governmental assessment, including, without limitation, net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment (including, without limitation, unemployment insurance assessment), excise, goods and services tax, capital tax, business tax, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, whether federal, state, local or foreign, any governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, fine, penalty, addition to tax or additional amount imposed by any Taxing Authority.

                      "Tax Returns" mean reports, returns, and statements required to be supplied to a Taxing Authority in connection with Taxes.

                      "Taxing Authority" means a Governmental Authority responsible for the imposition or collection of any Tax.

        2.12 Real and Personal Property. (a) The Seller does not own, and has not owned at any time in the past, any real property.

               (b) Except as set forth on Schedule 2.12 (the "Leases"), the Seller is not a party to or bound by any leases of real property relating to the Flying Fish Business, including buildings, structures, improvements and fixed assets, other than the Leases, and any and all interests held by the Seller as lessee under the Leases are free and clear of any and all Liens arising by, through or under the Seller. All of the Leases are unamended, except as noted on
Schedule 2,12, and, to the knowledge of the Seller, are in full force and effect. Except as described on Schedule 2.12, all rental and other payments required to be paid by the Seller pursuant to the Leases have been duly paid and the Seller is not in default or in breach in any material respect of any term or provision of any Lease nor has any event occurred which with the giving of notice or the lapse of time or both could constitute such a default or breach.

        2.13 Environmental Matters. The Seller has provided to the Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations known to Seller which have been performed with respect to the currently or previously owned, leased or operated properties of the Seller. Except as set forth on Schedule 2.13 hereto:

               (a) to the Seller's knowledge (i) neither the conduct nor operation of the Seller's business, nor any condition of any real property presently owned, leased or operated by the Seller violates any Environmental Laws (as defined below) or any Permits issued pursuant to Environmental Laws, and (ii) the Seller has not received any communication from the relevant landlord or any Governmental Authority stating that the operation or condition of any real property presently owned, leased or operated in connection with the Seller's business is in violation of any Environmental Law or any Permit issued pursuant to any Environmental Law;

               (b) the Seller has obtained and currently maintains all material Permits required to be maintained thereby under all Environmental Laws necessary to use the Assets in its business and there is no pending, or to the knowledge of Seller threatened, proceeding, action, or claim to revoke or materially modify the terms or conditions of such Permits;

               (c) the Seller is not the subject of any outstanding written order, judgement, ruling, agreement or contract with any Governmental Authority or other Person in connection with the Assets respecting (i) Environmental Laws,
(ii) Remedial Action (as defined below) or (iii) any Release (as defined below) or threatened Release of a Hazardous Material (as defined below);

               (d) the Seller has no knowledge of any facts, circumstances or conditions relating to the Assets that could reasonably be expected to result in the Seller incurring any material liabilities under or pursuant to any Environmental Law;

               (e) there are no proceedings or investigations pending or, to the Seller's knowledge, threatened against Seller in connection with the Assets which could reasonably be expected to lead to the imposition of any liability on the Seller pursuant to any Environmental Law; and

               (f) to the Seller's knowledge, there is not located at any of the properties listed as an Asset, any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls.

               As used herein the following terms shall have the respective meanings set forth below:

                      "Environmental Law" means any applicable federal, state or local statue, law, code, regulation, ordinance or rule of common law in any way relating to the protection or regulation of human health and safety, the environment, or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act, (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.
Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and the regulations promulgated pursuant thereto and any analogous state laws.

                      "Hazardous Material" means any substance, material or waste which is regulated, classified or otherwise characterized as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect by the United States or any state or local governmental authority, including petroleum and its by-products, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde insulation and radioactive materials.

                      "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

                      "Remedial Action" means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

        2.14 Employment Matters. (a) Schedule 2.14(a) sets forth a list of all employees of the Seller whose annual compensation excluding bonuses is $100,000 or greater and correctly reflects, in all material respects, their salaries, any other compensation payable to them, their dates of employment and positions. Except as set forth on Schedule 2.14(a), there are no written agreements between the Seller and any of its employees or consultants. The Seller has delivered to the Purchaser true, correct and complete copies of all written employment agreements and consulting agreements to which the Seller is a party. All employees of the Seller are "at will" employees.

               (b) All obligations of the Seller, whether arising by operation of law or otherwise, for all remuneration, including, without limitation, wages, salaries bonuses, commissions, vacation and holiday pay, overtime pay, severance and termination pay, sick leave and other forms of compensation payable to employees or former employees, and with respect to obligations to make benefit plan contributions or payments to government agencies relating to unemployment insurance, workers' compensation, employer health tax and income tax, other than such obligations arising in the ordinary course of business since the Balance Sheet Date, have been paid or adequate accruals therefor have been made on the Balance Sheet and the Operating Plan or as set forth in Schedule 2.14(b).

               (c) Except as set forth on Schedule 2.14(c), the Seller is in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no controversies pending or threatened between the Seller and any of its employees or former employees, including any claims under any workers compensation plan or policy for long term disability, or any labor disputes.

               (d) The Seller is not a party to any collective bargaining agreement. To the Seller's knowledge, no trade union or employee association has been certified or voluntarily recognized as bargaining agent for any employees of the Seller, nor is there any organizing activity being conducted or overtly threatened with respect thereto.

               (e) Schedule 2.14(e) sets forth a true and complete list of each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement or other employee benefit plans or programs sponsored, maintained, contributed to or required to be contributed to by the Seller for the benefit of any employee or former employee of the Seller (collectively, the "Plans").

               (f) Except as set forth in Schedule 2.14(f), Seller does not maintain, sponsor or contribute to, and to the best knowledge of the Seller, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of employees or former employees of the Seller.

               (g) With respect to each Plan, the Seller has delivered or made available as of the date of this Agreement, and has delivered as of the date of Closing, to the Purchaser: (i) an accurate and complete copy of such Plan (including all amendments thereto), and (ii) an accurate and complete copy of all reports, filings with governmental agencies, summary plan descriptions, material employee communications, trust or other funding agreements, financial statements and contracts relating to or with respect to such Plan.

               (h) Each of the Plans has been operated and administered in material compliance with its terms and applicable law. There are no outstanding complaints, actions, suits, or claims pending or, to the Seller's knowledge, threatened by any employee or beneficiary relating to any of the Plans (other than routine claims for benefits) which, individually, or in the aggregate, are reasonably likely to be material to the Seller, taken as a whole. Neither the Seller nor, to the Seller's knowledge, any administrator, fiduciary, or agent of any Plan has taken any action, or failed to take any action, that would subject the Seller or any other Person to any liability for a breach of any statutory or fiduciary duty with respect to or in connection with any Plan.

               (i) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, or (ii) benefits the full cost of which is borne by such employee or former employee (or his or her beneficiary).

               (j) Except as set forth on Schedule 2.14(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) result in any payment (other than acceleration of accrued vacation pay and other standard benefits to the extent required by law, which will be paid by the Seller at or prior to Closing) becoming due, or increase the amount of compensation due, to any employee of the Seller, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        2.15 Intellectual Property. (a) Schedule 1.1(c) (i) contains a true and complete list of all domain names, patents, copyrights and trademarks (including any continuations, divisionals, continuations-in-part, renewals, reissues, applications and registrations owned by the Seller for any of the foregoing) owned by the Seller and all other material Intellectual Property used in the Seller's business and (ii) identifies which of the foregoing is owned by the Seller and which is licensed by the Seller.

               (b) Schedule 2.15(b) sets forth a complete and accurate list of all agreements (whether oral or written) to which the Seller is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property, or (ii) restricting the Seller's rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the "License Agreements"). The License

Agreements are valid and binding obligations of the Seller and, to the knowledge of the Seller, of all other parties thereto, enforceable against the Seller and, to the knowledge of the Seller, against all other parties thereto, in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Seller or, to the knowledge of the Seller, by any other party thereto, under any such License Agreement. The Seller has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements. No royalties, honoraria or other fees are payable by the Seller to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

               (c) Except as set forth on Schedule 2.15(c):

                      (i) The Seller owns, or has a valid right to use, free and clear of all Liens, all of the Intellectual Property, subject to the terms and conditions of the License Agreements. The Seller is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 2.15(c).

                      (ii) The patents, copyrights and trademarks owned by the Seller and, to the best of the Seller's knowledge, any patents, copyrights and trademarks used by the Seller, are subsisting, in full force and effect, and have not been cancelled, expired, or abandoned, and are valid and enforceable.

                      (iii) There is no pending or, to the best of the Seller's knowledge, threatened claim, suit, office action, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction involving the Intellectual Property owned by the Seller, or, to the best of the Seller's knowledge, the Intellectual Property licensed to the Seller, alleging that the activities or the conduct of the Seller's businesses infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the Seller's ownership or use of, or the validity, enforceability or registrability of, any Intellectual Property. There are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations other than the License Agreements which (i) restrict the Seller's right to use any Intellectual Property, (ii) restrict the Seller's businesses in order to accommodate a third party's intellectual property rights or (iii) permit third parties to use any Intellectual Property owned or controlled by the Seller.

                      (iv) To the Seller's knowledge, the conduct of the Seller's business as conducted or proposed to be conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. To the Seller's knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by the Seller and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by the Seller.

                      (v) The Seller takes reasonable measures to protect the confidentiality of Trade Secrets, including requiring its employees and other parties having access thereto to execute written non-disclosure agreements. To the Seller's knowledge, no party to any non-disclosure agreement relating to the Seller's Trade Secrets is in breach or default thereof.

                      (vi) No current or former partner or employee or consultant of the Seller or current or former employer (other than the Seller) of any of the Seller's employees or former employees or consultants (or any of their respective successors or predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property (i) used by the Seller such that such partner, employee or former employee, consultant or former consultant or employer will have the right or ability to prohibit, restrict or direct the use of such Intellectual Property by the Seller or to receive a royalty or other consideration for such use or (ii) owned by the Seller.

               (d) With respect to the Software which the Seller purports to own, such Software was either developed (i) by employees or former employees of the Seller within the scope of their employment or (ii) by independent contractors who have assigned their rights in the Software to the Seller pursuant to written agreements.

               (e) Except as set forth in Schedule 2.15(e), the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Seller's right to own or use any of the Intellectual Property (other than the fact that, upon Closing, the Purchaser will acquire all of the Seller's such rights), nor will it require the consent of any Governmental Authority or third party in respect of any such Intellectual Property. Except as set forth on Schedules 2.5 and 2.15(e), no consents are required in order for the Purchaser to assume the rights and obligations of the Seller under any License Agreement.

        2.16 Products. (a) All products, and the delivery thereof, sold by or on behalf of the Seller as part of the Flying Fish Business have been in material conformity with all applicable contractual commitments and all expressed or implied warranties (including warranties imposed by the application of law) and no material liability exists or is reasonably expected to arise for replacement or damage in connection with such sales or deliveries, except as are adequately reserved for on the Balance Sheet. No products heretofore sold, delivered or leased by the Seller as part of the Flying Fish Business are subject to any guarantee, express warranty, claim for product liability, or patent or other indemnity, other than those products sold, delivered or leased in accordance with the standard terms and conditions of sale or lease of the Seller set forth on Schedule 2.16(b).

               (b) Schedule 2.16(b) contains an accurate and complete statement of all express warranties of the Seller with respect to products sold by the Seller as part of the Flying Fish Business.

               (c) Except as set forth on Schedule 2.16(c), all products sold by the Seller as part of the Flying Fish Business, whether in the United States or any foreign jurisdiction, have been approved by all required certification agencies in accordance with applicable law. All such approvals are listed on
Schedule 2.16(c) and are in full force and effect, and there are no notices relating to the withdrawal of any such approval or requiring any modification of a product in order to preserve any such approval.

               (d) Schedule 2.16(d) contains a complete and accurate list and summary description of all debts, liabilities, claims or obligations of any nature or kind whatsoever known to Seller, whether due, to become due, accrued, absolute, contingent or otherwise ("Liabilities"), arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product sold by the Seller as part of the Flying Fish Business. There are no pending or, to Seller's knowledge, overtly threatened recalls of, and no report relating to a recall has been filed or is required to have been filed by the Seller with respect to, any products sold by the Seller as part of the Flying Fish Business under any applicable foreign, federal, state or local law or regulations. To the knowledge of the Seller, there is no basis for any assertion against the Seller of any Liabilities in respect of the products sold by the Seller as part of the Flying Fish Business.

               (e) The total number of products sold by the Seller as part of its business and returned by customers of Seller, or in respect of which customers have made a warranty claim, request for refund or similar claim, during the period from January 1, 2000 through May 31, 2000 is less than 2% of the total number of gross sales made by the Seller for each month during this period. The Seller is not aware of any facts or circumstances which suggest that there will be or which would result in an increase in the number of returns or warranty or similar claims after the date of this Agreement. The Seller will be liable to pay for any returns or warranty or similar claims made during the period of 45 days from the date of Closing which is in excess of 1% of the total number of sales made by the Seller prior to Closing.

               (f) Ninety seven per cent of the total number of orders accepted by the Seller as part of its business during the period from January 1, 2000 through May 31, 2000 have been completely filled in accordance with the order accepted.

        2.17 Contracts.

               (a) Schedules 1.1(a), (b), (c) and (e) set forth all of the Operating Agreements, Content Agreements and agreements relating to Intellectual Property and the Flying Fish Business, respectively (collectively, the "Assigned Contracts"). Each Assigned Contract is in full force and effect, is valid and enforceable, and has not been amended other than as indicated on such Schedule. There is no default by the Seller under any Assigned Contract and, to the knowledge of the Seller, there is no default by any of the other parties under any such Assigned Contract. No party to any Assigned Contract has indicated to the Seller that it intends to terminate the same or does not intend to renew or extend the same at the next renewal or expiration date thereunder.

               (b) The Seller has previously provided to the Purchaser true and complete copies of each Assigned Contract (including any amendments thereto) to which it is a party.

               (c) Except for Assigned Contracts, the Seller shall retain all right, title and interest to any other contract, agreement, lease or other legally binding commitment, agreement or understanding, whether written or oral (collectively, the "Excluded Contracts") to which the Seller is a party, and Purchaser shall not obtain any right, title or interest in or to such Excluded Contracts.

               (d) The Seller has previously provided or made available to the Purchaser true and complete copies of each Excluded Contract (including any amendments thereto) to which it is a party.

        2.18 Content.

               (a) Schedule 1.1(b) sets forth each of the Content Assets.

               (b) All material designs, drawings, specifications, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Content Assets at any stage of their development were written, developed and created solely and exclusively by employees of the Seller without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to the Seller by means of valid and enforceable assignment agreements, copies of which have been delivered to the Purchaser.

        2.19 Address Lists.

               (a) To the Seller's knowledge, the Address Lists set forth on Schedules 1.1(d)(i), 1.1(d)(ii), 1.1(d)(iii) and 1.1(d)(iv) which are to be delivered at the Closing are complete and accurate description of all email addresses, mailing addresses, telephone and facsimile numbers relating to Persons listed thereon which are in the possession of or used by the Seller in connection with it's business. The Seller believes that all Persons listed on the Address Lists are valid customers, suppliers, subscribers, member's of the Seller's Affiliate Program, content providers, pet experts, veterinarians, contributors or otherwise associated with the Seller's business and that all their respective email addresses, mailing addresses, telephone and facsimile numbers are true and correct.

               (b) Within a margin of error no greater than 2.5%, the Customer Lists (exclusive of the Flying Fish Customer List) contain not less than [*] Persons listed thereon, of which no less than [*] Persons have purchased products from the Seller since January 1, 2000, the Flying Fish Customer List contains not less than [*] Persons listed thereon, the Newsletter List contains not less than [*] Persons listed thereon, and the Affiliate List contains not less than [*] Persons listed thereon.

               (c) Except as set forth on Schedule 2.19(c), there is no material duplication or overlap between any of the Address Lists.


* CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

               (d) The Seller does not have knowledge and has not received any written or oral evidence that a Material number of the Persons listed on the Address Lists are unhappy, dissatisfied or otherwise discontent with the transactions or dealings they have had with the Seller for any reason whatsoever, including, but not limited to complaints concerning poor customer service from the Seller, significant back orders or delays in receiving services or products from the Seller, poor or substandard quality of the Seller's services or products, or errors in the shipment and delivery of such services or products by the Seller. For the Purposes of this Section 2.19 "Material" shall mean 5% of the Persons listed on the Address Lists.

               (f) The Seller has not engaged in any fraudulent conduct with respect to any customer of, supplier to, or other Person associated with, the Seller's business.

        2.20 Flying Fish Business.

               (a) Schedule 1.1(e) sets forth the Flying Fish Assets and is a complete and accurate description of all the business, assets and/or properties used by the Seller exclusively or primarily in connection with the Flying Fish Business, and there are no business, assets and/or properties of the Seller which the Seller has not listed on Schedule 1.1(e) which are necessary for the Seller's operation of the Flying Fish Business.

               (b) Except as set forth on Schedule 2.20(b), Seller believes that
(i) all customers (excluding such number of customers which is not Material), suppliers and wholesalers of and to, and Persons otherwise associated with, the Flying Fish Business (including Federal Express Corporation) (collectively, the "Flying Fish Persons") are satisfied with their respective relationships with the Seller or [*] and [*] of the Flying Fish Business; (ii) none of the Flying Fish Persons has cancelled or otherwise terminated, or made any written or verbal threat to the Seller or, to the knowledge of the Seller after due inquiry, [*] or [*], to cancel or otherwise terminate, for any reason, it's relationship with the Flying Fish Business; (iii) to the Seller's knowledge after due inquiry, none of the Flying Fish Persons intend to cancel or otherwise terminate it's relationship with the Flying Fish Business or to decrease materially its usage of the services or products of the Flying Fish Business; and (iv) the Seller and, to the Seller's knowledge after due inquiry, [*] and [*] have not knowingly breached, so as to provide a benefit to the Seller that was not intended by the parties to any agreement with the Seller or [*], or engaged in any fraudulent conduct with respect to any customer of, supplier or wholesaler to, or other Person associated with, the Flying Fish Business.

               (c) The Seller is in compliance and has conducted the Flying Fish Business in compliance with all federal, state, local and foreign health and occupational safety laws and all other applicable laws relating to the selling and transportation of fish and all other aspects of the Flying Fish Business.

        2.21 Insurance. The Seller has previously provided or made available as of the date of this Agreement, and has previously provided as of the date of Closing, to the Purchaser


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correct and complete copies of all insurance policies (specifying the insured, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Seller on its properties, assets, businesses, personnel, directors or officers as of the date hereof and correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of such properties and assets. The Seller is not in default in any material respect under any of the provisions contained in any such insurance policy, nor has the Seller failed to give any notice or present any claim known to Seller under any such insurance policy in a due and timely fashion. The Seller has not received any notice or other communication from any insurance company within three (3) years preceding the date hereof canceling any of its insurance policies, and, to the knowledge of the Seller, no such cancellation is threatened.

        2.22 Stockholder Consents.

               (a) Other than the written consent of (i) the holders of at least a majority of the shares of the Seller's Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class on an as converted bases, and (ii) the holders of at least a majority of the outstanding shares of the Series A Preferred Stock and Series C Preferred Stock, voting together as a single class on an as-converted basis (collectively, such consents contained in clauses (i) and (ii) of this Section
2.22 are hereinafter referred to as the "Requisite Consents"), no other action, approval, vote or consent of any of the holders of the Seller's securities, including securities issued by Seller in accordance with the Recapitalization Plan (as defined below) is required under the certificate of incorporation or bylaws of the Seller or any applicable law to consummate this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby.

               (b) The proxies of the majority of the Seller's stockholders attached hereto as Exhibit G (the "Stockholder Proxy") constitutes sufficient proxies to satisfy the voting requirements of, the Requisite Consents which will be obtained prior to the Closing Date.

        2.23 Transactions with Directors, Officers and Affiliates.

               (a) Except as listed on Schedule 2.23(a), to the Seller's knowledge, there are no outstanding or ongoing agreements, arrangements, contracts or understandings, whether or not in writing, between the Seller, on the one hand, and stockholder or other affiliate, as defined in Rule 405 under the Securities Act of 1933, as amended, of the Seller (all such persons, collectively referred to hereinafter as "Insiders"), on the other hand, including, without limitation, any payment, compensation, loan, advance or distribution made to, or by, the Seller from, or to, any Insider except for compensation paid to employees or consultants of the Seller in the ordinary course of business consistent with past practices.

               (b) Except as listed on Schedule 2.23(b), to the knowledge of the Seller, no Insider owns or has any rights in or to any of the Assets.

        2.24 No Fraudulent Conveyance. On the Closing Date, the Seller will not be rendered insolvent by the sale, transfer and assignment of the Assets pursuant to the terms of this

Agreement and will not otherwise be insolvent. The Seller is not entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect. The transactions contemplated in this Agreement will not constitute a fraudulent conveyance or any act with similar consequences or potential consequences, or otherwise give rise to any right of any creditor of the Seller whatsoever to lodge any claim against any of the Assets in the hands of the Seller after the Closing.

        2.25 Review of Parent Financial Information. The Seller has had access to all forms, reports and documents filed by Parent with the Securities and Exchange Commission (the "SEC") including copies of all Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC (collectively, the "SEC Filings"). The Seller has reviewed such SEC Filings and understood the Parent's financial condition and results of operations as set forth in the SEC Filings and have conferred, or had the opportunity to confer, with their professional financial advisors with respect to such matters.

        2.26 Full Disclosure. (a) The Seller has disclosed to the Purchaser any and all facts pertaining to the Assets (including but not limited to the Intellectual Property and Address Lists) that affects, or in the Seller's reasonable estimation are likely in the future to affect, the business conducted by the Assets or the Assets in a material adverse manner. Neither this Agreement, nor any representation or warranty contained in this Agreement, nor any other agreement (including the Transaction Documents), exhibit, schedule, or certificate being entered into or delivered pursuant hereto, when read as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

               (b) The Seller has disclosed to the Purchaser all of the material assets of its business.

        2.27 No Implied Representations. Notwithstanding anything contained in
Article II and III, or any other provision of this Agreement, it is the explicit intent of each party hereto that the Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Assets and it is understood that the Purchaser takes the Assets as is and where is.

        2.28 Creditor Filings. Except as set forth on Schedule 2.28 or as required to comply with California bulk sales laws, no filing (e.g., any filing to notify creditors of a change of ownership of personal property not accompanied by a physical relocation of the personal property) is necessary in order to prevent the creditors of the Seller from prosecuting any claims against the Seller by means of levying or taking any similar action with respect to the Assets.

        2.29 Assets and Revenues. On and after giving effect to the Recapitalization Plan, which plan shall be effected prior to the Closing, the Seller is its own "ultimate parent entity" as such term is defined in 16 C.F.R.
Section 801.1(a)(3). The Seller, on a consolidated basis, does not (i) have assets having an aggregate book value of $100 million or more based on its most recent regularly prepared balance sheet or (ii) sales of $100 million or more in its most recent fiscal year. The representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                   ARTICLE III

             ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SELLER
                 CONCERNING TRANSFER OR RESTRICTIONS ON TRANSFER

        3.1 Purchase Entirely For Own Account. This Agreement is made with the Seller in reliance upon the Seller's representation to the Purchaser, which by the Seller's execution of this Agreement, the Seller hereby confirms, except as set forth in Section 3.2, the Securities to be acquired by the Seller will be acquired for investment for the Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that, except as set forth in Section 3.2, the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Seller further represents that, except as set forth in Section 3.2, the Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Seller has not been formed for the specific purpose of acquiring the Securities.

        3.2 Transfer Restrictions. (a) Subject to Sections 3.2(b) and (c), the Seller agrees that it will not transfer the Securities except to [*], provided that [*] and, if the case may be, other members of the [*] (collectively, [*]), shall agree in writing to give the Purchaser the same representations and warranties as set forth in this Article III and the same covenants as set forth in Section 5.13, and provided further that this Section 3.2(a) shall not apply to transfers pursuant to a registration statement or transfers after the twelve-month anniversary of the Closing;

               (b) the Seller and any transferee permitted under Section 3.2(a) above (except for [*] as provided for in Section 3.2(c)), will not acting individually or together transfer to any Person in the aggregate more than five percent (5%) of the Securities (as adjusted for any stock splits, stock dividends, recapitalizations and the like) to any Person or "group" (as defined in Section 13 of the Exchange Act of 1934, as amended), without Parent's or the Purchaser's express written consent, which consent shall not be unreasonably withheld, provided that this Section 3.2(b) shall not apply to transfers after the twelve-month anniversary of the Closing; and

               (c). [*] will not, for the period of 120 days from the date of Closing, transfer to any person in the aggregate more than five percent (5%) of the Securities (as adjusted for any stock splits, stock dividends, recapitalizations and the like) to any Person or "group" (as defined in Section 13 of the Exchange Act of 1934, as amended), unless (i) the share price of


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                                      -23-

Parent's common stock as traded on the NASDAQ closes above [*] per share (as adjusted for any stock splits, stock dividends, recapitalizations and the like) for at least one trading day, the sale price per share offered to [*] is above [*] per share (as adjusted for any stock splits, stock dividends, recapitalizations and the like), and the Seller or [*] gives Parent at least two
(2) Business Days Notice (as defined below) of the proposed sale prior to closing the sale, or (ii) the Seller or [*] obtains the prior written consent of Parent or the Purchaser which consent shall not be unreasonably withheld, provided, Parent's consent shall be deemed to be given if Parent has not objected to the proposed sale in writing to the Seller or [*] within two (2) Business Days after receipt by Parent of Notice from the Seller or [*] of the proposed sale, provided further, however, that [*] may not transfer any Securities pursuant to this Section 3.2(c) except to transferees who are (A) accredited investors and (B) are not competitors of the Parent or the Purchaser who are engaged in a Restricted Business (as defined below). For the purposes of this Section 3.2(c) "Notice" shall mean delivery of a written notice by facsimile to Parent and the Purchaser at the number provided for in Section 9.2 and delivery of a written notice by message with signature required to Parent and the Purchaser at the address provided for in Section 9.2.

        3.3 Disclosure of Information. The Seller believes it has received all of the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Seller further represents that it has had an opportunity to ask questions and receive answers from Parent and the Purchaser regarding the Securities.

        3.4 Restricted Securities. The Seller understands that the Securities have not been, and will not be as of the Closing Date, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller's representations as expressed herein. The Seller understands that the Securities are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Securities unless and until they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller acknowledges that Parent and the Purchaser have no obligation to register or qualify the Securities for resale. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to Parent or the Purchaser which are outside of the Seller's control, and which Parent or the Purchaser, respectively, are under no obligation and may not be able to satisfy.

        3.5 Legends. The Seller understands that the Securities, and any securities issued in respect of or exchange for the Securities, may bear one or all of the following legends:

               (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN


* CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE PURCHASER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

               "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR DISTRIBUTED EXCEPT IN COMPLIANCE WITH CERTAIN RESTRICTIONS SET FORTH IN AN ASSET PURCHASE AGREEMENT DATED JUNE 12, 2000 BETWEEN THE ISSUER AND PETSTORE.COM, INC."

               (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations.

               (c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

        3.6 Accredited Investor. The Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

        3.7 Corporate Securities Law . THE SALE OF THE SECURITIES THAT IS THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA. THE ISSUANCE OF SUCH SECURITIES OR THE RECEIPT OF ANY PART OF THE ASSETS FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

        The Purchaser and Parent hereby represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

        4.1 Organization. The Purchaser and Parent are each corporations duly formed, validly existing and in good standing under the laws of the State of Delaware.

        4.2 Parent's and Purchaser's Capital Stock.

               (a) The authorized capital stock of Parent consists of: (i) 150,000,000 shares of Common Stock, par value $0.00125 per share, of which 29,224,237 shares are issued and outstanding as of June 7, 2000 and are fully paid and non-assessable; (ii) 5,000,000 shares of Preferred Stock, par value $0.00125 per share, of which no shares are issued and outstanding as of June 7, 2000. Parent has reserved (i) an aggregate of 5,815,328 shares of Common Stock issuable to employees and consultants pursuant to Parent's 1999 Stock Plan (the "Parent Plan"), of which, as of June 7, 2000, 929,618 shares have been issued pursuant to restricted stock purchase grants, 2,089,108 shares have been issued pursuant to the exercise of options granted under the Parent Plan, 2,782,290 shares are issuable upon exercise of outstanding options, and 14,312 shares are eligible for future grant under such Parent Plan, and (ii) an aggregate of 400,000 shares of Common Stock issuable to employees and consultants pursuant to Parent's 2000 Employee Stock Purchase Plan, of which no shares are issuable upon exercise of outstanding options as of June 7, 2000 under such plans, and there are no other options or warrants to purchase shares of Common Stock outside of such plans. Except as described in this Section 4.2 or as set forth on Schedule 4.2, there are no outstanding subscriptions, options, rights, warrants, convertible securities, preemptive rights or other agreements (other than this Agreement) or calls, demands or commitments of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Parent, whether directly or upon the exercise or conversion of other securities. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent's capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Upon issuance, the Securities will be duly and validly issued, fully paid, non-assessable and free and clear of all Liens and preemptive rights.

               (b) The authorized capital stock of the Purchaser consists of 1000 shares of Common Stock, par value $0.001 per share, of which 1000 shares are issued and outstanding as of the date of this Agreement and are fully paid and non-assessable. The Purchaser is a wholly-owned subsidiary of Parent.

        4.3 Authorization, Validity and Enforceability. The Purchaser and Parent each have full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party. The execution, delivery and performance by the Purchaser and Parent of the Transaction Documents to which it is a party and the consummation by the Purchaser and Parent of the transactions contemplated by the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Purchaser and Parent, and no other corporate proceedings on the part of the Purchaser and Parent are necessary to authorize the Transaction Documents to which it is a party or the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Purchaser and Parent and constitutes the legal, valid and binding obligation of the Purchaser and Parent and each of the other Transaction Documents to which each of the Purchaser and Parent are a party will, upon due execution and delivery thereof, constitute the legal, valid and binding obligation of the Purchaser and Parent respectively, in each case enforceable against the Purchaser or Parent respectively, in accordance with the terms hereof or thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor's rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity).

        4.4 No Violation or Breach. The execution, delivery and performance by the Purchaser and Parent of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with, result in a violation or breach of, constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) or give rise to any right of termination or acceleration of any right or obligation of the Purchaser or Parent under, or result in the creation or imposition of any Lien upon any assets or properties of the Purchaser or Parent by reason of the terms of, (a) the certificate of incorporation, bylaws and other charter or organizational documents of the Purchaser or Parent, (b) any contract, agreement, lease, license, mortgage, note, bond, debenture, indenture or other instrument or obligation to which the Purchaser or Parent is a party or by or to which it or its assets or properties may be bound or subject, (c) any order, writ, judgment, injunction, award, decree, law, statute, rule or regulation applicable to it or (d) any Permit of the Purchaser or Parent.

        4.5 Consent and Approvals. No Consent is necessary to be obtained, made or given by the Purchaser or Parent in connection with the execution, delivery and performance by the Purchaser and Parent of this Agreement or any other Transaction Document to which it is a party or the consummation by the Purchaser and Parent of the transactions contemplated hereby or thereby. There are no contracts, agreements or other arrangements by which the Purchaser or Parent or any of its assets or properties maybe bound that contain (i) any change in control provisions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (ii) any other provisions which will result in a material change of the terms of such contract, agreement or other arrangement to the Purchaser or Parent relative to the benefit or terms to the Seller as a result of the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

        4.6 Legal Proceedings. Other than as has been disclosed in Parent SEC Documents or Parent's press releases, there is no pending or, to the knowledge of the Purchaser or Parent, threatened action, suit, claim, proceeding or investigation before any Governmental Authority against or involving the Purchaser or Parent. Each of the Purchaser and Parent are not bound by or subject to any order, judgment, injunction, award or decree of any Governmental Authority or arbitration tribunal.

        4.7 Brokers. Except for Merrill Lynch Pierce, Fenner & Smith Incorporated, no broker, finder or investment banker has been retained or authorized to act on behalf of the Purchaser or Parent who is or might be entitled to any brokerage, finder's or other fee, commission or compensation in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

        4.8 SEC Documents; Financial Statements. As of their respective filing dates (i) each quarterly and other report and registration statement (without exhibits) filed by Parent with the SEC since January 1, 2000 (the "Parent SEC Documents"), complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as the case may be, and (ii) none of Parent SEC Documents contained as of the date when made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a Parent SEC Document subsequently which has been filed with the SEC prior to the date of this Agreement. The financial statements of Parent included in the Parent SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) and present fairly, in all material respects, the financial position of Parent at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring and certain non-recurring audit adjustments and the unaudited statements may not include all footnotes required to comply with GAAP).

        4.9 Absence of Certain Changes or Events. Except as set forth in
Schedule 4.9, since March 31, 2000, Parent has not: (a) declared or paid any dividend or made any other payment or distribution in respect of its capital stock; (b) purchased or redeemed, directly or indirectly, any of its capital stock except for purchases of shares held by employees or consultants in connection with their termination of employment with the Purchaser; (c) paid, discharged or satisfied any Lien (other than a Lien then required to be paid, discharged or satisfied), claim, liability or obligation (whether fixed, accrued, contingent or otherwise, whether due or to become due), other than a claim, liability or obligation that is a current liability shown on the balance sheet of Parent dated as of March 31, 2000 (the "Parent Recent Balance Sheet") or incurred since the date of Parent Recent Balance Sheet in the ordinary course of business; (d) canceled or compromised any debt or claim, or waived or released any material right, other than adjustments in the ordinary course of business which, in the aggregate, are not material; (e) sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any of its assets (real or personal, tangible or intangible) except in the ordinary course of business; (f) changed accounting methods other than in accordance with GAAP; (g) made any capital expenditures or additions to property, plant or equipment or acquired of any other property or assets (other than raw materials and supplies) at a cost in excess of $15 million in the aggregate; (h) incurred or assumed any indebtedness for money borrowed or guaranteed any indebtedness or other obligation of another Person in excess of $15 million in the aggregate;
(i) incurred any liability or obligation other than certain general and administrative expenses not involving expenditures in excess of $15 million in the aggregate; (j) agreed or otherwise committed, whether in writing or otherwise, to do, or taken any action or omitted to take any action that would result in, any of the foregoing; or (k) Parent has not suffered a material adverse change in its operations or financial condition since March 31, 2000 to the date of this Agreement.

        4.10 Tax Matters. All Tax Returns (including Tax Returns relating to Estimated Tax and Information Returns and Reports ) required to be filed by Parent in any jurisdiction have been properly prepared and timely filed and all Taxes upon Parent or upon any of Parent's properties, income or franchises, which are shown to be due and payable in such Tax returns have been paid except for such Taxes the payment of which is being contested by Parent in good faith by appropriate proceedings and with respect to which Parent has set aside on its books reserves deemed by it to be adequate and has reflected such reserves in the Parent Recent Balance Sheet or except where such failure would not have a material adverse effect. There are no pending tax examinations of or tax claims asserted against Parent or any assets or properties of Parent which could adversely affect the Seller.

        4.11 Assets and Revenues. Parent is its own "ultimate parent entity" as such term is defined in 16 C.F.R. Section 801.1(a)(3). Parent, on a consolidated basis, does not (i) have assets having an aggregate book value of $100 million or more based on its most recent regularly prepared balance sheet or (ii) sales of $100 million or more in its most recent fiscal year. The representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                    ARTICLE V

                                    COVENANTS

        5.1 Conduct of Business. From the date hereof until the earlier of the Closing Date or the date of any termination of this Agreement pursuant to
Section 8.1 hereof, except as otherwise required or contemplated hereunder or with the prior written approval of the Purchaser, the Seller will conduct its operations in accordance with the Operating Plan.

        5.2 Access to Information; Consultation; Confidentiality. From the date hereof until the earlier of the Closing Date or the date of any termination of this Agreement pursuant to Section 8.1 hereof, the Seller, upon reasonable notice, will (i) disclose and make available during normal business hours, and use commercially reasonable efforts to cause its agents and authorized representatives (including legal counsel and independent public accountants) to disclose and make available during normal business hours (unless such information is not located on the premises, in which case access shall not be limited to normal business hours), to the Purchaser and its representatives all books, papers, records, files, facilities and personnel of the Seller, including, but not limited to, the general ledger and all other all books of account, all financial statements, Tax records, Tax Returns, minute books of meetings of the Board of Directors of the Seller and its committees and stockholders, all organizational documents, all information relating to the Seller's websites, products, business methods, services (including, but not limited to, research and development reports and data on competitors and the markets for the products sold by the Seller), contracts and agreements, loan files, filings with any Governmental Authority, accountants' work papers, litigation and claim files, employment agreements and employee plans affecting employees or former employees of the Seller and any other business activities or prospects of the Seller as the Purchaser or its representatives may from time to time reasonably request and (ii) cause its management and other employees, agents and authorized representatives (including legal counsel and independent public accountants) to be available to confer with the Purchaser and its representatives during regular business hours; provided however, that no such access, disclosure or conference afforded to the Purchaser according to this
Section 5.2 shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Seller contained in the Transaction Documents or any right of the Purchaser to rely on any of Seller's such representations, warranties and covenants. The Seller will, and will cause its employees, agents and representatives to, cooperate in good faith with the Purchaser and its representatives in connection with any access, disclosure or conference provided for in this Section 5.2 including, without limitation, providing the Purchaser with any written authorization necessary to obtain from any Governmental Authority information with respect to the Seller. Parent and the Purchaser will maintain the confidentiality of all confidential information provided to it in accordance with this Section 5.2 pursuant to the terms of the Non-Disclosure Agreement, effective as of January 10, 2000, among the Seller and Parent (the "Confidentiality Agreement"); provided, however, that Parent's and the Purchaser's obligations under the Confidentiality Agreement with respect to confidential information relating specifically to the Assets shall terminate and be of no force or effect from and after the Closing. The Seller will maintain the confidentiality of, and will ensure that its employees, former employees, directors, consultants, agents and authorized representatives maintain the confidentiality of, all confidential information related to the Assets and to the Seller's business and operations. The Seller's obligation to maintain confidentiality in accordance with the preceding sentence will continue in full force and effect from and after the Closing.

        5.3 Consents and Approvals. As soon as practicable after the execution of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to obtain all Consents necessary for (i) the Seller to transfer the Assets to the Purchaser or otherwise to lawfully consummate this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; and (ii) the Purchaser to own, lease, use and operate the Assets at the places and in the manner in which such Assets are owned, leased, used and operated as of the date of this Agreement and on the Closing Date. The parties hereto shall cooperate with one another in exchanging such information and shall provide one another with such reasonable assistance as may be required by any Governmental Authority or as any other Person may reasonably request in connection with the foregoing.

        5.4 Notification of Certain Matters. Each party hereto (the "Notifying Party") shall give prompt notice to the other parties hereto of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the Notifying Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not cure such failure or limit or otherwise affect the remedies available hereunder to the parties receiving such notice. Without limiting the generality of the foregoing, from the date hereof through the earlier of the Closing Date and the date of any termination of this Agreement pursuant to Section 8.1 hereof, the Notifying Party shall promptly notify the other parties hereto of any action or proceeding of the type required to be described in Section 2.8 or 4.6 hereof that is commenced or, to its knowledge, threatened against the Notifying Party, or against any officer or director of the Notifying Party or any of its Subsidiaries with respect to the affairs of the Notifying Party, and of any request for additional information or documentary materials by any Governmental Authority in connection with the transactions contemplated hereby.



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        5.5 Commercially Reasonable Efforts. Each of the parties hereto shall use all commercially reasonable efforts to cause the fulfillment, as soon as practicable following the date of this Agreement, of all of the conditions to its respective obligations set forth in Article VI hereof.

        5.6 No Solicitation. From the date hereof until the earlier of the Closing Date and the date of any termination of this Agreement pursuant to
Section 8.1 hereof, the Seller and its representatives shall not, and the Seller shall not permit any of its employees, stockholders, consultants, or advisors, to directly or indirectly, (a) furnish any written or oral information relating to the Assets, the Discovery Agreements or the Safeway Agreement or afford access to the facilities, books and records or personnel of the Seller or its business to any Person in connection with the matters set forth in Section 5.6(b) other than the Purchaser and its representatives or (b) distribute a proposed agreement contemplating, initiate, pursue, engage in or continue any discussions or negotiations relating to, or solicit, initiate, encourage, discuss or accept any offers for, the sale of the Assets, the Discovery Agreements or the Safeway Agreement to any Person other than the Purchaser.

        5.7 Public Announcements. Prior to issuing any press release or making any public statement pertaining to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, the Purchaser shall notify the Seller, and the Seller shall notify the Purchaser, and neither the Purchaser (or its Affiliates), on the one hand, nor the Seller, on the other hand, shall issue, authorize or cause to be issued any such press release or make any such public statement without obtaining the written approval (which shall not be unreasonably withheld) of the party or parties so notified, except that the financial terms of this Agreement and any other Transaction Document shall not be disclosed by either the Purchaser (and its Affiliates), on the one hand, nor the Seller, on the other hand, without obtaining the prior consent of the other, which consent may be withheld in the other's sole discretion; provided, however, that each party hereto will in any event have the right to issue any such release or statement upon advice of its counsel that such issuance is required in order to comply with applicable law or an applicable stock exchange rule, in which event the disclosing party will endeavor to provide prior notice of such disclosure to the other party. For the purposes of this Agreement, "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended. Subject to the foregoing approval, the Seller acknowledges that Parent will issue press releases in connection with the transactions contemplated in this Agreement and the Transaction Documents.

        5.8 Supplemental Disclosure. The Seller shall promptly inform the Purchaser in writing of any fact or circumstance known to Seller that would constitute a material breach of any representations or warranties contained in
Article II or III or would cause any of the conditions set forth in Section 6.1 or 6.2 hereof not to be fulfilled.

        5.9 Options and Stock Purchase Rights Under the Stock Plans. Purchaser shall not assume or substitute any equivalent options or rights for any of the Options or Stock Purchase Rights issued under (and as such terms are defined in) the 1999 Stock Plan and the 2000 Stock Incentive Plan.



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        5.10 Repayment of Obligations. The Seller hereby covenants to take any and all actions necessary to ensure that, as of the Closing, any loans made to the Seller from third parties, except in respect of loans to [*] or trade creditors, will be repaid in full, forgiven or otherwise settled (such that all of Seller's obligations under such loans shall have been cancelled and terminated in full). The Seller shall provide to the Purchaser documentation reflecting the foregoing cancellations, terminations, relinquishments, waivers and releases.

        5.11 Non-Competition Agreement. (a) In consideration of the Purchaser entering into this Agreement, the Seller undertakes that for three (3) years after the Closing Date it will not:

                      (i) participate, assist or otherwise be directly or indirectly involved or concerned, financially or otherwise, as a member, shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee, financier or otherwise in any business or activity which is the same as or substantially similar to Parent's business as a supplier of pet products and services, both online and offline, as presently conducted, or proposed to be conducted by Parent or any material part of it (a "Restricted Business");

                      (ii) solicit, canvass, induce or encourage directly or indirectly any employee or consultant of Parent to leave the employment or consultancy of Parent;

                      (iii) solicit, canvass, approach or accept any offer from any person or entity who was at any time during the 24 months immediately preceding the Closing Date a customer or supplier of Parent with a view to establishing a relationship with or obtaining the patronage of that person or entity in a Restricted Business;

                      (iv) interfere or seek to interfere, directly or indirectly, with any relationship between Parent and any client, customer, employee, consultant or supplier of Parent.

               (b) If any of the separate and independent covenants and restraints referred to in clause (a) of this Section 5.11 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any other separate and independent covenants and restraints.

               (c) If any prohibition or restriction contained in clause (a) of this Section 5.11 is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable if that activity was deleted or that period or area was reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

               (d) The Seller acknowledges that:


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                      (i) the prohibitions and restrictions contained in clause
(a) of this Section 5.11 are reasonable and necessary; and

                      (ii) the Seller has received valuable consideration for agreeing to the covenants in clause (a) of this Section 5.11.

               (e) The Seller and Parent acknowledge and agree that it will be difficult to compute the amount of damage or loss to Parent if the Seller violated any of their agreements under this Section 5.11, that Parent will be without an adequate legal remedy if the Seller violated the provisions of this
Section 5.11, and that any such violation may cause substantial irreparable injury and damage to Parent not fully compensable by monetary damages. Therefore, the Seller and Parent agree that in the event of any violation by the Seller of this Section 5.11, Parent shall be entitled (i) to recover from the Seller monetary damages, (ii) to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type, and (iii) to seek any other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.

        5.12 Prohibition on Re-Sale and Hedging. Except as otherwise provided for in this Agreement, (including without limitation Section 3.2(c)) the Seller hereby agrees that from the date of this Agreement and continuing through the first year anniversary of the date hereof, the Seller will not offer any of the Securities for re-sale or otherwise dispose of them without the prior written consent of the Purchaser, nor shall it directly or indirectly engage in short sales, derivative transactions or any similar hedging techniques or strategies involving any of the Securities.

        5.13 Pooling of Interests. After the Closing Date, the Seller agrees not to take or agree to take any action which would prevent Parent or the Purchaser from accounting for any business combination it may enter into, as a pooling of interests. Notwithstanding the foregoing, under no circumstances shall the Seller be prevented from distributing the Securities to its shareholders on or after the first anniversary of the Closing. To the extent [*] is not an affiliate (as defined in the Securities Act) of Parent or the Purchaser, [*] shall not be subject to this Section 5.13. Notwithstanding the foregoing sentence, [*] shall in no event exercise, and shall agree to waive, dissenters' or appraisal rights in any business combination to the extent such exercise, when combined with the exercise of dissenters' or appraisal rights by other stockholders, would have the effect of preventing Parent or the Purchaser from accounting for the business combination as a pooling of interest.

        5.14 Parent Guarantee. Subject to the terms of the Transaction Documents, Parent hereby irrevocably and unconditionally guarantees the performance by the Purchaser of its obligations under this Agreement and all other Transaction Documents at all times. Parent hereby agrees that this guarantee is unconditional, and no release or extinguishment of the Purchaser's obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in bankruptcy or otherwise, shall affect the continuing validity or


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enforceability of this guarantee. Notwithstanding anything to the contrary herein, Parent shall have the benefit of and the right to assert as a defense any and all defenses to claims and any and all setoffs that are available to Parent or the Purchaser or both as primary obligors under this Agreement.

        5.15 Wind Down. The Seller agrees to complete any aspects of the Operating Plan not completed before the Closing, the completion of which is waived by the Purchaser in accordance with Section 6.2(m), within ninety (90) days after the Closing.

        5.16 Termination and Release. The Seller agrees to terminate or otherwise sell or assign all Excluded Contracts and obtain releases therefrom if applicable.

        5.17 Stockholder Approval. Promptly following the date of this Agreement, the Seller will duly call and hold a meeting of its stockholders for the purpose of approving the purchase of Assets and related transactions contemplated by this Agreement, including the change of the Seller's corporate name from Petstore.com, Inc. to another name, on the terms and conditions set forth in this Agreement. In the alternative, the Seller may obtain approval of the foregoing by written consent of its stockholders. The Seller shall use its best efforts to solicit from its stockholders proxies in favor of the purchase of Assets and related transactions contemplated by this Agreement and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware law to effect such purchase of Assets.

        5.18 Forbearance, Release and Satisfaction Agreement. (a) The Seller shall perform all of its obligations under the Forbearance, Release and Satisfaction Agreement dated as of June 12, 2000 with [*] attached hereto as Exhibit H, that are required by [*] to be performed as a condition to [*] releasing its lien over the Assets prior to Closing, (b) the Seller shall not be in breach of the Forbearance, Release and Satisfaction Agreement as of the Closing and (c) the Seller shall not agree to amend the Forbearance, Release and Satisfaction Agreement without the Parent or the Purchaser's prior written consent.


                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING

        6.1 Mutual Condition to the Closing. The obligations of the Seller to sell, and the Purchaser to purchase, the Assets at the Closing shall be subject to the satisfaction of the conditions that no injunction, order, decree or judgment shall have been issued by any Governmental Authority of competent jurisdiction and shall be in effect which restrains or prohibits the consummation of the purchase and sale of the Assets or any of the other transactions contemplated in any Transaction Document.


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        6.2 Additional Conditions to the Obligations of the Purchaser. The
obligation of the Purchaser to purchase the Assets at the Closing shall be subject to the satisfaction of the following conditions (in addition to the condition specified in Section 6.1 hereof) at or prior to the Closing:

               (a) the representations and warranties of the Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing with the same force and effect as though made on and as of the Closing Date, except for any representations and warranties of the Seller made as of a particular date other than the date hereof and the Closing Date, in which case such representations and warranties shall be true and correct as of the dates described therein with the same force and effect as though made on and as of such dates;

               (b) the Seller shall have performed and complied in all material respects with all agreements and covenants required to be performed by it hereunder at or prior to the Closing;

               (c) all Consents set forth on Schedule 2.5 shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon the Purchaser or any of its Affiliates of any restriction on its ability to acquire, use or operate the Assets, from and after the Closing;

               (d) the Seller shall have delivered to the Purchaser (i) a copy of the resolutions adopted by its Board of Directors and by its stockholders, in each case, certified by its Secretary, authorizing this Agreement, the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, which resolutions shall not have been amended, modified, superseded or revoked and (ii) a certificate dated as of the Closing Date, signed by the President of Seller certifying the fulfillment of the conditions set forth in Sections 6.2(a) and (b) hereof;

               (e) since the date hereof and as otherwise contemplated by the Operating Plan there shall have been no Material Adverse Effect;

               (f) the Seller shall have delivered to the Purchaser such bills of sale, lease assignments and estoppel certificates, endorsements, assignments, and other good and sufficient instruments of transfer and conveyance as reasonably requested by the Purchaser to vest in the Purchaser title to the Assets in accordance herewith, including an executed bill of sale in the form attached hereto as Exhibit I, the Trademark and Domain Name Assignment Agreement in the form attached hereto as Exhibit J and such other documents and instruments as may be reasonably requested by the Purchaser or its counsel to effectuate the terms of this Agreement;

               (g) the Seller and the Escrow Agent shall have entered into the Escrow Agreement;



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

               (h) employment and confidentiality agreements, intellectual property waivers (the "Employment Agreements") shall have been executed and delivered to the Purchaser by each of [*] and [*], non-competition agreements (the "Non-Competition Agreements") shall have been executed and delivered to the Purchaser by each of [*], and Consulting Agreements (the "Consulting Agreements") shall have been executed and delivered to the Purchaser by each of [*] and [*] whereby, for a period of one year from the date of Closing, [*] and [*] agree to perform various consulting services and tasks assigned by Parent or the Purchaser, and [*] and [*] shall be compensated [*] each payable quarterly in arrears over one year, on terms to be mutually agreed between the parties respectively, and all such agreements and waivers shall remain in full force and effect in accordance with their terms;

               (i) all Liens on the Assets shall have been, and shall remain, released as of the Closing Date including the Lien by [*], as evidence by the delivery to the Purchaser at Closing of a letter from [*], Inc. addressed and satisfactory to Purchaser stating that [*] has released all Liens held by it in the Assets, the filing of a Uniform Commercial Code Form UCC-3, and such other documents necessary to release such Lien;

               (j) the Seller shall have provided a written opinion of Winston & Strawn in the form reasonably acceptable to the Purchaser;

               (k) no action, suit, claim, proceeding or investigation (regardless of whether at law or equity) shall have been brought or initiated by any current or former holder of any shares of the Seller's capital stock or securities convertible into or exercisable for shares of the Seller's capital stock (or any of such holder's representatives), brought or initiated in their capacity as such a holder, regarding the fair value of such holder's securities or the fairness or legality of any of the transactions contemplated by the Transaction Documents or otherwise shall have arisen from or relate to the transactions contemplated by the Transaction Documents;

               (l) the recapitalization of the Seller pursuant to the summary as set forth in Exhibit K attached hereto (the "Recapitalization Plan") shall have been completed;

               (m) the Seller shall have wound down its business in accordance with the Operating Plan, except where the failure to do so would not be considered individually or in the aggregate as material;

               (n) [*] shall have made an investment in Parent of $3 million and shall receive shares of common stock and shares of non-voting, non-convertible, redeemable, Series A Preferred Stock of Parent on the Closing pursuant to the Securities Purchase Agreement with Parent attached hereto as Exhibit L;

               (o) the Content and Trademark Sublicense and Services Agreement dated as of October 27,1999 between the Seller and Discovery.com, Inc. and the Advertising and Promotions Agreement by and between the Seller and Discovery.com, Inc. (together, the


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"Discovery Agreements") shall have been terminated and new agreements, substantially in the form of Exhibit M attached hereto, shall have been entered into between Parent and Discovery.com, Inc.;

               (p) the Marketing and Promotion Agreement dated as of December 2, 1999 between the Seller and Safeway (the "Safeway Agreement") shall have been terminated and a new agreement substantially, in the form of Exhibit N attached hereto, shall have been entered into between Parent and Safeway;

               (q) the Forbearance, Release and Satisfaction Agreement dated as of June 12, 2000 between the Seller and [*] shall remain in full force and effect and shall not have been terminated or amended and all obligations of the Seller thereunder shall have been satisfied;

               (r) the Seller shall have delivered to the Purchaser complete and accurate Address Lists;

               (s) the Seller shall have emailed all Persons on the Address Lists at Closing in accordance with Section 1.9(b) hereof;

               (t) all tangible Assets listed in Section 1.1 not delivered to the Purchaser prior to Closing, shall have been delivered to the Purchaser,

               (u) the Seller shall have obtained the requisite approval by its stockholders of this Agreement and the transactions contemplated hereby;

               (v) the Seller have changed its corporate name and registrations in every jurisdiction to a name which does not include "PetStore";

               (w) Ms. M. English or such other representative of Discovery.com, Inc. approved by Parent shall have been appointed to Parent's Board of Directors; and

               (z) [*] shall have reviewed Schedule 1.1(e) and shall have confirmed that it is a complete and accurate list of the Flying Fish Assets.

        6.3 Additional Conditions to the Obligations of the Seller. The obligation of the Seller to sell the Assets at the Closing shall be subject to the satisfaction of the following conditions (in addition to the condition specified in Section 6.1 hereof) at or prior to the Closing:

               (a) the representations and warranties of Parent and the Purchaser contained in this Agreement shall be true and correct in all respects, as of the date of this Agreement and, except for any such representations and warranties which are made as of a particular date other than the date hereof and the Closing Date, as of the Closing with the same force and effect as though made on and as of the Closing Date;


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               (b) Parent and the Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed by each of them hereunder at or prior to the Closing;

               (c) Parent and the Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date, signed by an officer of Parent and the Purchaser, certifying the fulfillment of the conditions as to such party as set forth in Sections 6.3(a) and (b) hereof;

               (d) Parent and the Purchaser and the Escrow Agent shall have entered into the Escrow Agreement; and

               (e) the Securities to be issued to the Seller in the transaction contemplated by this Agreement shall have been approved for listing on the NASDAQ National Market;

               (f) the Securities shall have been duly and validly issued, fully paid, non-assessable and free and clear of all Liens and preemptive rights;

               (g) Parent and the Purchaser shall have delivered to the Seller a certified copy of the resolutions adopted by Parent and the Purchaser's Board of Directors, respectively, authorizing this Agreement, the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, which resolutions shall not have been amended, modified, superseded or revoked;

               (h) the Purchaser shall have provided a written opinion of Venture Law Group in the form reasonably acceptable to the Seller;

               (i) Parent shall have delivered one or more stock certificates representing the Securities registered in the name of PetStore.com or [*], as applicable, which stock certificates shall not in the aggregate exceed the Purchase Price;

               (j) Parent shall have entered into a registration rights agreement with Seller on terms mutually agreeable to Seller and Parent, which shall provide that Seller shall have the right to request the registration of the Securities on thirty days prior written notice to Parent on Form S-3 provided an exemption from such registration is not otherwise available under the Securities Act of 1933, as amended. The agreement shall provide that Parent shall not be obligated to effect such registration before the first anniversary of the Closing or if Parent can obtain for Seller a legal opinion from any of the law firms listed on Exhibit O, that the transaction contemplated by Seller is exempt from the registration requirements of the Securities Act of 1933, as amended. All other terms of the Registration Rights Agreement shall be substantially in the form of Parents' existing Investor Rights Agreement filed as an exhibit to the Parent SEC Documents; and


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               (k) Ms. M. English or such other representative of Discovery.com,
Inc. approved by Parent shall have been appointed to Parent's Board of Directors.

                                  ARTICLE VII

                                INDEMNIFICATION

        7.1 Survival. The representations and warranties of the parties contained herein, or in any schedule hereto or any certificate delivered pursuant hereto, shall survive, notwithstanding any due diligence investigation by any of the parties hereto, until one year from the date hereof.

        7.2 Agreements to Indemnify.

               (a) The Seller hereby agrees to indemnify Parent and the Purchaser (including its employees, agents and Affiliates), and save and hold such Persons harmless from and against any action, cost, damage, disbursement, expense, liability, loss, injury, deficiency, penalty, diminution in value, settlement or obligation of any kind or nature (collectively, "Claims For Losses"), including but not limited to interest, penalties, fines, legal, accounting, and other professional fees and expenses incurred in the investigation, collection, prosecution, determination and defense of Claims For Losses, amounts paid in settlement, any incidental or consequential damages and any punitive damages payable to third parties, including employees or former employees, agents, officers, contractors, shareholders, option holders warrant holders or creditors of the Seller, Parent or the Purchaser, as the case may be, that may be imposed on or otherwise incurred or suffered by the specified person (collectively, all such items listed above referred to above as "Damages"), resulting from:

                      (i) any inaccuracy in any representation or breach of any warranty of the Seller contained herein (or in any Schedule delivered pursuant hereto) or in any Transaction Document;

                      (ii) the breach or nonfulfillment of any covenant, agreement or other obligation of the Seller under this Agreement or any other Transaction Document;

                      (iii) any action, suit, claim, proceeding or investigation (regardless of whether at law or equity) brought or initiated by any current or former holder of any shares of the Seller's capital stock or securities convertible into or exercisable for shares of the Seller's capital stock (or any of such holder's representatives), brought or initiated in their capacity as such a holder, regarding the fair value of such holder's securities or the fairness or legality of any of the transactions contemplated by the Transaction Documents or otherwise arising from or relating to the transactions contemplated by any of the Transaction Documents (other than the Employment Agreements);

                      (iv) any suit bought by a former employee, officer, agent, contractor, shareholder, option holder, warrant holder or creditor of the Seller in connection with the transactions contemplated by the Transaction Documents or; and



                                      -39-
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                      (v) any and all Excluded Liabilities.

               (b) Parent and the Purchaser hereby agrees to indemnify the Seller (including its employees, agents and Affiliates) and save and hold such Persons harmless from and against any Damages resulting from;

                      (i) any inaccuracy in any representation or breach of any warranty of Parent or the Purchaser contained herein (or in any schedule hereto or certificate delivered pursuant hereto) or in any Transaction Document;

                      (ii) the breach or nonfulfillment of any covenant, agreement or other obligation of Parent or the Purchaser under this Agreement or any other Transaction Document;

                      (iii) any suit bought by a former employee, officer, agent, contractor, shareholder, option holder, warrant holder or creditor of Parent or the Purchaser in connection with the transactions contemplated by the Transaction Documents; and

                      (iv) any and all Assumed Liabilities.

               (c) Promptly after the receipt by any party hereto of notice of any claim or commencement by a third party of any action or proceeding subject to indemnification hereunder (the "Asserted Damages"), such party (the "Indemnified Party") will, if a claim in respect thereto is to be made against any party obligated to provide indemnification hereunder (an "Indemnifying Party"), give such Indemnifying Party reasonable written notice of such claim or the commencement of any such action or proceeding; provided, however, that the failure to provide such notice will not relieve the Indemnifying Party of its obligations pursuant to this Section 7.2 unless such failure shall materially prejudice the Indemnifying Party's opportunity to defend or compromise the Asserted Damages, and in that case, only to the extent the Indemnifying Party has been so prejudiced thereby. Such Indemnifying Party shall have the right, at its option, to defend at its own expense and by its own counsel any Asserted Damages for which it would be responsible to indemnify hereunder, provided that the Indemnifying Party and its counsel proceed with diligence and in good faith with respect thereto; in the event the settlement or other resolution of the underlying claim may have an adverse effect on the Indemnified Party, the Indemnifying Party may not agree to such settlement or other resolution without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed. If any Indemnifying Party shall undertake to defend any Asserted Damages, it shall promptly notify the Indemnified Party of its intention to do so and the Indemnified Party agrees to cooperate in good faith with the Indemnifying Party and its counsel in the defense of any Asserted Damages. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in the defense or investigation of any Asserted Damages with its own counsel at its own expense, except that the Indemnifying Party shall bear the expense of such separate counsel if (i) in the reasonable opinion of counsel to the Indemnified Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the Asserted Damages is given to
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Party or (iii) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party.

               (d) Any claim for Damages hereunder resulting from any inaccuracy in any representation or breach of any warranty must be made on or prior to the last date such representation or warranty survives in accordance with Section
7.1 hereof and any other claim under this Agreement must be brought no later than eighteen months from the date hereof.

               (e) Notwithstanding anything to the contrary contained in this
Section 7.2, (i) the Seller shall not have any liability under clause (i) of
Section 7.2(a) unless the aggregate amount of Damages under such clause exceeds $100,000 (the "Threshold Amount"), in which event the Seller shall have liability, subject to clause (ii) below, for the entire amount of Damages and
(ii) the Seller's aggregate liability under clauses (i) and (ii) of Section 7.2(a) shall not exceed the amount of, and shall be payable solely from, the Escrow Fund; provided, however, that the limitations set forth in this paragraph
(e) shall not apply to claims in respect of fraud or intentional misrepresentation.

               (f) Notwithstanding anything to the contrary contained in this
Section 7.2, (i) Parent and the Purchaser shall not have any liability under clause (i) of Section 7.2(b) unless the aggregate amount of Damages under such clause exceeds an amount equal to the Threshold Amount, in which event Parent and the Purchaser shall have liability, subject to clause (ii) below, for the entire amount of Damages and (iii) Parent and the Purchaser's aggregate liability under Section 7.2(b) shall not exceed $1,300,000; provided, however, that the limitations set forth in this paragraph (f) shall not apply to claims in respect of fraud and intentional misrepresentation.

               (g) The sole and exclusive remedy for the Seller, Parent and the Purchaser for claims in connection with the transactions contemplated by this Agreement, including without limitation claims for any breach of representation, warranty or covenant made in this Agreement or in any other Transaction Document or any other instruments or documents furnished in connection herewith or therewith, shall be a claim for indemnification made pursuant to and subject to the terms and conditions of this Article VII; provided, however, that the limitations set forth in this paragraph (g) shall not apply to claims in respect of fraud or intentional misrepresentation and shall not limit claims by Parent or the Purchaser with regard to the Employment Agreements, the Non-Competition Agreements, the Consulting Agreements, the Discovery Agreements or the Safeway Agreement.

                                  ARTICLE VIII

                        TERMINATION; CERTAIN TAX MATTERS

        8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by mutual agreement in writing of the Purchaser and the Seller; or

               (b) by either the Purchaser or the Seller if the Closing has not occurred prior to midnight, Eastern Daylight Saving Time, on July 12, 2000; provided however, that no party may terminate this Agreement pursuant to this clause (b) if such party is, at the time of any such attempted termination, in breach of any provision of this Agreement.

        8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that
(a) the obligations of the parties pursuant to the Confidentiality Agreement, this Section 8.2 and Sections 9.2 and 9.7 shall survive any such termination and
(b) no party shall be relieved of any liability for, and no party shall be deemed to have waived any right or remedy in respect of, any breach of its representations, warranties, covenants or agreements contained herein prior to such termination.

        8.3 Tax Matters.

               (a) Cooperation. From and after the Closing, the Seller and the Purchaser shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, Tax data, Tax Returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (i) for the preparation by the Purchaser or the Seller of any Returns, elections, consents or certificates required to be prepared and filed by the Purchaser or the Seller or (ii) in connection with any audit or proceeding relating to Taxes relating to the Assets for which the Purchaser or the Seller are responsible.

               (b) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with a schedule (the "Allocation Schedule") to be prepared by the Purchaser. The Allocation Schedule shall be delivered by the Purchaser to the Seller at least ten (10) days prior to Closing and, subject to this Section 8.3(b), shall be incorporated into this Agreement as Schedule 8.3(b) hereto. If the Seller does not notify the Purchaser within five (5) days of receipt of the Allocation Schedule of a dispute of such allocation, the Allocation Schedule shall be incorporated herein as set forth above. If the Seller timely notifies the Purchaser of any such dispute, the Seller and the Purchaser shall cooperate and use their reasonable best efforts in reaching a mutually satisfactory agreement regarding the Allocation Schedule. If, prior to the Closing Date, the Seller and the Purchaser are unable to reach a mutually satisfactory agreement regarding the Allocation Schedule, then the Seller and the Purchaser shall submit any matters in dispute to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Seller and the Purchaser (the "CPA Firm"), which CPA Firm will resolve the dispute in a fair and equitable manner within 30 days after the parties have presented their arguments to the CPA Firm, which decision shall be final, conclusive and binding on all parties. The final Allocation Schedule, determined in the manner described in this Section 8.3(b), shall comply with the provisions of Section 1060 of the Code, and each of the Seller and the Purchaser shall timely file any forms required to be filed under Section 1060 of the Code and any corresponding provision of state or local Tax law. The Seller and the Purchaser each agree (i) to reflect the Assets on their respective books for tax reporting purposes in accordance with the Allocation Schedule, (ii) to file all Tax Returns and determine all Taxes in accordance with and based upon the Allocation Schedule and (iii) not to take any position inconsistent with such Allocation Schedule in any audit or judicial or administrative proceeding or otherwise.

               (c) Allocation of Taxes. Taxes that relate to a period that includes, but does not end on the Closing Date, and which are income, capital gains, gross receipts, sales, net profits, windfall profits or similar items or resulting from the transfer of assets shall be allocated to a Pre-Closing Tax Period using a closing of the books method. All other Taxes (including property Taxes but excluding Taxes allocated to the Seller pursuant to Section 8.4) shall be allocated to a Pre-Closing Tax Period based on the number of days in the applicable taxable period during which the Assets were owned by the Seller. Notwithstanding the foregoing, except to the extent covered by Section 8.4, all Taxes accruing on the Closing Date shall be allocated to the Pre-Closing Tax Period and borne by the Seller.

        8.4 Transfer Taxes. The Seller and the Purchaser shall share equally any and all transfer, sales, use, recording, stamp, documentary, real estate or other similar Taxes attributable to the transactions contemplated by this Agreement, provided that the Seller and the Purchaser shall cooperate reasonably with each other to minimize any applicable transfer Taxes.

                                   ARTICLE IX

                                  MISCELLANEOUS

        9.1 Notices. Any notices and other communications given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such type and with physical delivery of the communication being made by one of the other means specified in this Section 9.1 as promptly as practicable thereafter). Notices are to be addressed as follows:

                      (a)    If to Parent or the Purchaser, to:

                             c/o Pets.com, Inc.
                             435 Brannan Street, Suite 100
                             San Francisco, CA 94107
                             Attention:  General Counsel
                             Telecopy No.: (415) 222-9998

                             with a copy (which shall not constitute notice) to:

                             Venture Law Group
                             2800 Sand Hill Road

                             Menlo Park, CA  94025
                             Attention:  John Bautista, Esq.
                             Telecopy No.: (650) 233-8386

                      (b)    If to the Seller, to:

                             c/o PetStore.com, Inc.
                             1545 Park Avenue
                             Emeryville, CA 94608
                             Attention:  General Counsel
                             Telecopy No.: (510) 594-4780

                             with copies (which shall not constitute notice) to:

                             Winston & Strawn
                             35 West Wacker Drive
                             Chicago, IL 60601
                             Attention: Steven Gavin, Esq.
                             Telecopy No.: (312) 558-5700

or to such other respective addresses as any of the parties hereto shall designate to the others by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

        9.2 Fees and Expenses. Except as provided herein, each of the parties hereto shall pay his, her or its own respective fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or other representatives) incurred in connection with the Transaction Documents and the transactions contemplated hereby and thereby, whether or not such transactions are consummated.

        9.3 Entire Agreement; Waivers and Amendments. This Agreement (including the exhibits and schedules hereto and the documents and instruments referred to herein), the Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral agreements, statements, representations, and understandings with respect thereto. This Agreement may only be amended or modified, and the terms hereof may only be waived, by a writing signed by all parties hereto or, in the case of a waiver, by the party entitled to the benefit of the terms being waived.

        9.4 Assignments Binding Effect. This Agreement may not be assigned or delegated, in whole or in part, by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

        9.5 Severability. In the event that any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent declared invalid or unenforceable without affecting the validity or enforceability of the other provisions of this Agreement, and the remainder of this Agreement shall remain binding on the parties hereto. However, in the event that any such provision shall be declared unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law or Governmental Authority and shall continue to be fully enforceable as so modified.

        9.6 No Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and is not intended to confer upon any other Person (including, without limitation, any employees, former employees or contractors of the Seller) any rights or remedies hereunder.

        9.7 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and incorporated in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

        9.8 Captions. The Article and Section headings in this Agreement are inserted for convenience of reference only, and shall not affect the interpretation of this Agreement.

        9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

        9.10 Further Assurances. The parties hereto each agree to execute such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

        9.11 Corporate Name. At the Closing, the Seller agrees to grant all consents and take all other actions which may be necessary to change its corporate name and registrations in every jurisdiction to a name which does not include the name "PetStore".

        9.12 Disclosure Schedule. (a) The term "Schedule" as used in Article II and III herein means a Schedule included in the disclosure schedule to be delivered by the Seller to the Purchaser on the date hereof (the "Seller Disclosure Schedule"), which Seller Disclosure Schedule contains exceptions to representations and warranties made by the Seller in this Agreement and other matters called for by this Agreement.

               (b) The term "Schedule" as used in Article IV herein means a
Schedule included in the disclosure schedule to be delivered by the Purchaser to the Seller on the date hereof (the "Purchaser Disclosure Schedule"), which Purchaser Disclosure Schedule contains exceptions to the representations and warranties made by the Purchaser in this Agreement and other matters called for by this Agreement.

                            [signature page follows]

               IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.


         PETSTORE.COM, INC.,
         a Delaware corporation


         By:     /s/  Joshua M. Newman
            -----------------------------------
         Name:        Joshua M. Newman
         Title:       Chief Executive Officer


         PETS.COM, INC.,
         a Delaware corporation


         By:     /s/  Paul Manca
            -----------------------------------
         Name:        Paul Manca
         Title:       Chief Financial Officer

         P-SUB CORPORATION,
         a Delaware corporation


         By:     /s/  Paul Manca
            -----------------------------------
         Name:        Paul Manca
         Title:       Chief Financial Officer